CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6900)

FOR IMMEDIATE RELEASE

American Realty Capital Trust
Announces Monthly Distribution for September 2012

New York, New York, August 27, 2012 – American Realty Capital Trust, Inc. (the “Company”) (NASDAQ: ARCT) announced today that it will make its first payment of its annual dividend at the new annualized rate of $0.715 per share, as authorized by its board of directors on July 30, 2012. The new annual dividend will be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, the September 2012 dividend will be paid on September 15, 2012, to stockholders of record at the close of business on September 8, 2012, in an amount equal to $0.05958 per share.

Important Notice

American Realty Capital Trust, Inc., a publicly-traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different. Additional information about the Company can be found on the Company’s website at www.arctreit.com.